Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                We have issued our reports dated February 26, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of the aforementioned reports in Registration Statement No. 333-146293 on Form S-8 and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Houston, Texas

March 31, 2008